UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2014
HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, the board of directors of Harbinger Group Inc. (the “Company”) appointed Mr. Eugene I. Davis as a Class I director of the Company. Mr. Davis’ term will continue until the Company’s 2014 Annual Meeting of Stockholders. The board of directors of the Company has determined that Mr. Davis qualifies as an independent director under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange and the Company’s Corporate Governance Guidelines. At this time, Mr. Davis has not been named to any committee of the Company’s board of directors.

Mr. Davis has been the Chairman and Chief Executive Officer of Pirinate Consulting Group LLC, a privately held consulting firm, since 1999. Pirinate specializes in turnaround management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. Mr. Davis currently serves as director of, among other companies, Atlas Air Worldwide Holdings, Inc., The Cash Store Financial Services, Inc., WMI Holdings Corp. and U.S. Concrete, Inc. Mr. Davis holds a Bachelor of Arts in International Politics from Columbia University, Columbia College, a Masters in International Affairs, International Law and Organization from Columbia University's School of International Affairs and Juris Doctor from the Columbia University's School of Law.

Mr. Davis’ compensation for service as a director will be consistent with that of the Company’s other non-employee directors. Other than such compensation arrangements, there are no arrangements or understandings between Mr. Davis and any other persons pursuant to which Mr. Davis was selected as a director of the Company. Mr. Davis is not a party to any transaction that would require disclosure by the Company under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBINGER GROUP INC.
Date: February 27, 2014	By:	/s/ Ehsan Zargar
		Name:	Ehsan Zargar
		Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary

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